SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	September 24, 2010

OVERHILL FARMS, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-16699	75-2590292
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2727 East Vernon Avenue, Vernon, California	90058
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(323) 582-9977

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

On September 24, 2010, Overhill Farms, Inc. (“OFI” or “we”, “us” or “our”) entered into a credit agreement with Bank of America, N.A. (as administrative agent, letter of credit issuer, swing line lender and the sole initial lender).  The facility is a $30.0 million senior secured facility with a three-year maturity.  The facility may be increased up to anywhere between $35.0 million to $50.0 million upon approval of Bank of America.  The facility is secured by a first priority lien on substantially all of our assets.  The facility provides for the issuance of revolving loans, up to $10.0 million in letter of credit issuances, and swing line loans not to exceed $5.0 million; provided that in no event shall the aggregate of revolving loans, letter of credit obligations and swing line loans at any one time exceed the total commitment amount (initially $30.0 million).  At the September 24, 2010 closing, we drew down an approximate $13.2 million base rate loan (described below), the proceeds of which were used to pay off our existing credit facility with Guggenheim Corporate Funding, LLC (as described in Item 1.02 below).

Revolving Loans

Revolving loans will be issued from time to time at our request.  The outstanding principal amount of all revolving loans is payable at the three-year maturity of the facility.  Revolving loans bear annual interest at the British Bankers Association LIBOR Rate, or LIBOR, plus an applicable margin (“Margin”), payable quarterly in arrears.  At our option, the LIBOR rate applicable to a revolving loan will fluctuate daily (a “base rate” loan) or be fixed for a one, two, three or six month period (a “Eurodollar rate” loan).  The Margin is initially 1.75% and beginning no later than December 25, 2010, and adjusted quarterly thereafter, shall be calculated as follows:

Ratio of aggregate outstanding funded commitments under the facility (including letter of credit obligations) to EBITDA for the preceding four quarters	Applicable Margin

Greater than or equal to 1.50:1	2.00%

Greater than or equal to 0.50:1 but less than 1.50:1	1.75%

Less than 0.50:1	1.50%

The initial principal amount of a Eurodollar rate loan must be $1.0 million or a greater amount in increments of $500,000 and the initial principal amount of a base rate loan must be $500,000 or a greater amount in increments of $100,000.

Letters of Credit

The facility provides for the issuance of letters of credit by the letter of credit issuer each in the amount of $100,000 or more (unless a lesser amount is approved by the administrative agent).  If a beneficiary draws under a letter of credit and we do not refund the letter of credit issuer the amount of such draw on the same day, such amount will become a base rate loan.  In addition, if there has been a drawing under any letter of credit under the facility or if letters of credit remain outstanding upon maturity of the facility, upon the request of the administrative agent we are required to cash collateralize all outstanding letter of credit obligations under the facility.

For each letter of credit, we will pay a fee equal to the Margin times the amount available to be drawn under the letter of credit, payable quarterly.  At any time when there are two or more lenders that are a party to the credit agreement, we will pay an additional fee equal to 0.125% (which may be increased in the event of an amendment increasing the amount of an issued letter of credit) of the amount available to be drawn under the letter of credit upon the issuance of a commercial letter of credit and annually, payable quarterly in arrears, in the case of a standby letter of credit.  In addition, regardless of the number of lenders that are a party to the credit agreement, we are required to pay all of the letter of credit issuer’s customary issuance, presentation, processing and other standard fees as are in effect from time to time.

Swing Line Loans

Swing line loans may be issued by the swing line lender from time to time at its discretion upon our request, up to an aggregate amount equal to the lesser of (i) the aggregate funded commitments (including letter of credit obligations) at the time outstanding under the facility and (ii) $5.0 million.  Swing line loans shall be of an initial principal amount of not less than $100,000, shall bear annual interest at the base rate loan rate, and shall be due and payable in full the tenth (10th) business day after funding of the swing loan.  Swing line loans become revolving loans upon funding to lenders.

Prepayments

Except for our obligation to compensate lenders for certain losses (see “Payment of Lender Costs and Losses” below), we may prepay revolving loans and swing loans in whole or in part without premium or penalty.

Any prepayment of Eurodollar loans shall be in a principal amount of $500,000 or a greater amount in increments of $250,000; prepayments of base rate loans shall be in a principal amount of $500,000 or a greater amount in increments of $100,000; and prepayments of swing line loans shall be in a principal amount of $100,000 or greater.  Any net receipts received by us outside of the ordinary course of business are generally required to be applied to loans outstanding under the facility.

Fees

In addition to the line of credit fees discussed above, we will pay a fee equal to 0.25% per annum times the amount by which total commitments under the facility (initially $30.0 million) exceeds the aggregate funded commitments (including letter of credit obligations) from time to time outstanding under the facility, payable quarterly in arrears.  All fees and interest under the facility shall be calculated on the basis of a 360-day year and actual days elapsed.

Payment of Lender Costs and Losses

If a change of governmental law, rule or regulation results in increased costs to a lender or the letter of credit issuer to issue or maintain, or reduces the sum that would otherwise be received by a lender or the letter of credit issuer in connection with, any loan or letter of credit under the facility, we are required to pay to the lender or the letter of credit issuer the amount of additional costs incurred or reduced sums suffered.  With respect to Eurodollar loans, in additional to other fees and interest applicable under the facility, we are required to pay each lender additional interest on the unpaid principal amount of each Eurodollar loan equal to the actual cost of reserves required to be maintained by the lender for such loan, payable on the interest payment date for such Eurodollar loan.  We will also reimburse lenders for any loss or expense (including loss of anticipated profits) resulting from, among other things, our continuation, conversion, payment or prepayment of any loan (other than a base rate loan) on a day other than the last day of an interest period for such loan or our failure to prepay, borrow, continue or convert any loan (other than a base rate loan) on the date specified by us in a notice to the administrative agent.

Representations and Warranties; Indemnifications

The credit agreement contains representations, warranties and indemnification obligations on our part that are customary for a facility of this type.

Affirmative and Negative Covenants

The credit agreement contains affirmative and negative covenants on our part that are customary for a facility of this type, including, but not limited to, the following:

•	we shall not incur additional unsecured indebtedness in excess of $5.0 million, except for certain ordinary course debt and permitted indebtedness;

•
our ability to declare cash dividends to our shareholders is restricted unless we satisfy certain financial ratios, there is no default under the credit agreement and the payment of such dividend would not result in such a default;

•	we may not engage in any material line of business substantially different from the manufacture of prepared frozen food products currently conducted by us;

•	the ratio of aggregate outstanding funded commitments under the facility (including letter of credit obligations) to our EBITDA for the preceding four quarters shall not exceed 2.00 to 1.00;

•	the fixed charge coverage ratio (as defined in the credit agreement) shall not exceed 1.25 to 1.00;

•	we may not amend any of our organizational documents in a manner that is adverse to the lenders; and

•	we may not make any change in accounting policies or reporting practices, except as required by GAAP.

Events of Default

The credit agreement contains events of default customary for a facility of this type, including, but not limited to, the following:

•	our failure to make principal payments when due;

•	our failure to make interests payments within three days of when due;

•	our breach of a representation or a warranty under the credit agreement;

•	our failure to cure within the applicable grace period, if any, breaches of covenants and agreements under the facility;

•
our failure to pay when due, or triggering a default allowing for the acceleration of, any other indebtedness or guarantee to which we are bound having an aggregate principal amount of more than $3.5 million;

•
there is entered against us one or more monetary judgments in an aggregate amount in excess of $3.5 million or one or more non-monetary judgments that have or reasonably could be expected to have, individually or in the aggregate, a material adverse effect on us, which in either case enforcement proceedings are commenced by a creditor or there is a period of ten consecutive days during which a stay of enforcement of such judgment is not in effect;

•
any material provision of the credit agreement or any other loan document ceases to be valid and binding on or enforceable against us or we contest or deny in writing the validity or enforceability against us of any such provision;

•	any collateral document fails or ceases to create a valid and perfected first priority lien intended to be created or perfected by the document; or

•	the occurrence of a change of control, which includes, but is not limited to:

o	any person or group (excluding employee benefit plans and certain other investors) becoming the beneficial owner, directly or indirectly, of 35.0% or more of our voting stock; or

o	a change in a majority of the members of our board of directors during any 12 month period as a result of a proxy contest or hostile transaction.

Upon an event of default, the administrative agent may: declare all amounts (including, but not limited to, principal, interest and fees) owing under all outstanding loans under the facility immediately due and payable; require us to immediately cash collateralize all outstanding letter of credit obligations under the facility; and exercise on behalf of itself, the lenders and the letter of credit issuer all available rights and remedies.

Upon an event of default or our failure to comply with various other terms of the credit agreement, the interest rate applicable to any and all outstanding loans under the facility may be increased by 2.0% per annum and the letter of credit fee may increase from Margin to Margin plus 2.0% per annum.

The above descriptions are qualified by reference to the complete text of the credit agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by this reference. However, the provisions of the credit agreement, including, without limitation, the representations and warranties contained in the credit agreement, are not intended for investors and the public to obtain factual information about the current state of affairs of the parties to the credit agreement.  Rather, investors and the public should look to other disclosures contained in our reports under the Securities Exchange Act of 1934, as amended.

Item 1.02.	Termination of a Material Definitive Agreement.

As of September 24, 2010, our indebtedness consisted of debt evidenced by a senior secured credit agreement with Guggenheim Corporate Funding, LLC (“GCF”) that included a $5.3 million amortizing Tranche A Term Loan and a $7.9 million non-amortizing Tranche B Term Loan.  The facility had a maturity date in May 2011.  The Tranche A Term Loan had a base rate of interest of LIBOR plus a 3.25% margin.  The Tranche B Term Loan had a base rate of interest of LIBOR plus a 5.75% margin.

On September 24, 2010, in conjunction with our execution of the credit agreement described in Item 1.01 of this report, we provided GCF with irrevocable notices of our intention to repay our debt and terminate our credit agreement with them on September 24, 2010.  We expect to record a pretax charge of approximately $301,000 in connection with the termination of the GCF credit agreement.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As described in Item 1.01 of this report, we entered a new credit agreement on September 24, 2010. The disclosures in Item 1.01 of this report regarding the new facility are incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Credit Agreement, dated September 24, 2010, between Overhill Farms, Inc. and Bank of America, N.A. (*)

_______________
*	Filed herewith

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 30, 2010	OVERHILL FARMS, INC.

By: /s/ Tracy E. Quinn
Tracy E. Quinn,
Interim Chief Financial Officer